Exhibit 10.17

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made this 15th day of July 2015 (the “Effective Date”) by and between Atkore International, Inc., a Delaware corporation having its principal place of business at (the “Company”), and William E. Waltz, an individual residing at (“Executive”). Company and Executive are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company made an offer of employment to Executive and Executive accepted employment with the Company to render services to the Company on the terms and conditions set forth herein; and

WHEREAS, the Parties recognize that as part of Executive’s employment with the Company, Executive will be provided access to the Company’s trade secrets, Confidential information, and other proprietary information relating to the operation of the Company’s business, its employees and customers, which belongs exclusively to the Company; and

WHEREAS, Executive acknowledges that the Company is providing Executive with valuable consideration in exchange for Executive’s agreement to maintain the confidentiality of the Company’s Confidential and proprietary information and to abide by the restrictive covenants set forth in this Agreement; and

WHEREAS, the Company has determined that it is appropriate that the Executive receive certain payments in the event, prior to or after a Change in Control, of an involuntary termination of employment (other than for Cause) or a termination of employment for Good Reason;

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the Parties agree as follows:

1. Relationship to Other Agreements. Except as otherwise provided in any other agreement between the Company and the Executive which specifically identifies this Agreement and specifically provides that it supersedes this Agreement, this Agreement shall supersede any and all other agreements between the Executive and the Company regarding the payment of severance benefits upon a termination of the Executive’s employment with the Company. If the Executive is entitled to severance pay pursuant to the terms of this Agreement, the Executive shall not be eligible to receive any severance pay pursuant to the terms of any other severance agreement or arrangement of the Company (or any affiliate of the Company), including any arrangement of the Company (or any affiliate of the Company) providing severance benefits upon involuntary termination of employment.

2. Agreement Term. This Agreement shall commence on the Effective Date and shall continue throughout Executive’s term of employment with the Company or any successor entity by merger or otherwise as provided for in paragraph 21.

3. Certain Definitions. In addition to terms otherwise defined herein, the following capitalized terms used in this Agreement shall have the meanings specified below:

(a)	Cause. The term “Cause” shall mean:

(i)	Executive’s breach of the restrictive covenants in paragraph 11 herein;

(ii)	Engagement by Executive in any egregious misconduct involving an act or acts of malfeasance, dishonesty, gross negligence or moral turpitude, to the extent that, in the reasonable judgment of the Company, the Executive’s credibility and reputation no longer conforms to the standards of the Company’s executives;

(iii)	Conviction of, or entry of a plea of guilty or no contest to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive was so convicted or entered such plea) by the Executive;

(iv)	Willful misconduct by the Executive that, in the reasonable judgment of the Company, results or may result in a demonstrable and material injury to the Company or its affiliates, monetarily or otherwise;

(v)	Willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to mental or physical disability) by the Executive to perform his assigned duties, provided that such assigned duties are consistent with the job duties of the Executive and that the Executive does not cure such failure within 30 days after notice of such failure from the Company; or

(vi)	Material breach of this Agreement by the Executive (other than paragraph 11), provided that the Executive does not cure such breach within 30 days after notice of such breach from the Company.

For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or its affiliates.

(b)	Change in Control. The term “Change in Control” shall mean any of the following that occur after the Effective Date:

(i)	Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including the regulations and other applicable authorities thereunder (the “Exchange Act”)) (“Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that any acquisition by a Person who on the Effective Date is the Beneficial Owner of twenty-five percent (25%) or more of the Outstanding Company Voting Securities shall not constitute a Change in Control;

(ii)	Any change in the composition of the Board of Directors of the Company (the “Board”) over a two-year period which results in a majority of the then present directors of the Company not constituting a majority two years later, provided that in making such determination, directors who are elected by or upon the recommendation of the then current majority of the Board shall be excluded;

(iii)	Approval by the shareholders of the Company of a completed dissolution or liquidation of the Company;

(iv)	Any sale or disposition to a Person of all or substantially all of the assets of either (A) the Company or (B) the business unit(s) of which Executive is President or which he otherwise manages (“Executive BUs”), equal to greater than fifty percent (50% of the total gross fair market value of all of the assets of the Company or Executive BUs, as applicable, before such sale or disposition; provided that, for purposes of this subparagraph (b) (iv), the “gross fair market value” shall be determined without regard to any liabilities associated with the assets of the Company of the assets so sold or disposed;

There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (A) a merger or consolidation immediately following which the individuals who comprise the Board of the Company immediately prior thereto constitute at least a majority of the Board of Directors of the Company, the entity surviving such merger or consolidation, or if the entity surviving such merger or consolidation is then a subsidiary, of the ultimate parent thereof, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, or (C) a merger or consolidation of any direct or indirect subsidiary of the Company (y) for whom the Executive is not performing services at the time of such merger or consolidation or (z) that is not a majority shareholder of the corporation for whom the Executive is performing services at the time of such merger or consolidation.

(c)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and any regulations and other applicable authorities promulgated thereunder.

(d)	Good Reason. The term “Good Reason” shall mean:

(i)	a reduction of 15% or more in the Executive’s base salary (either upon one reduction or during a series of reductions over a period of 12 months), provided, that such reduction neither comprises a part of a general reduction for the Executive’s then-current peers as a group (determined as of the date immediately before the date on which the Executive becomes subject to any such reduction) nor results from a deferral of the Executive’s base salary;

(ii)	a material change in the geographic location at which the Executive must perform services for the Company more than fifty (50) miles, or

(iii)	a significant adverse alteration in the nature or status of Executive’s job responsibilities from those designated as of the Effective Date of this Agreement. For the avoidance of doubt, a job title change without other change of responsibilities shall not qualify as Good Reason.

For purposes of this Agreement, in order for a termination of employment by the Executive to be considered to be on account of Good Reason, the following conditions must be met by the Executive:

(iv)	the Executive provides written notice to the Company of the existence of the condition(s) described in this subparagraph (d) potentially constituting Good Reason within 30 days of the initial existence of such condition(s), and

(v)	the Company fails to remedy the conditions which the Executive outlines in his written notice within 30 days of such notice, and

(vi)	the Executive actually either (i) in the case of violations of 3(d)(i) and 3(d)(ii), terminates employment with the Company within 60 days of providing the notice described in this subparagraph (d) or, in the case of violations of 3(d)(iii), within 60 days of the notice provided for in subparagraph (d), the Executive gives the Company an additional six (6) months notice before terminating employment with the Company. Executive shall continue to discharge in good faith his job responsibilities during this extended notice period. In relation to 3(d)(iii), the Company shall, as soon as practicable after receiving notice from Executive, choose how much of the six (6) month period it desires Executive to serve to allow Executive to plan his availability to work elsewhere.

(e)	Termination Date. The term “Termination Date” means the date on which the Executive’s employment with the Company and its affiliates terminates for any reason, including voluntary resignation. If the Executive becomes employed by an entity into which the Company has merged, or by the purchaser of substantially all of the assets of the Company, or by a successor to such entity or purchaser, a Termination Date shall not be treated as having occurred for purposes of this Agreement until such time as the Executive terminates employment with the successor and its affiliates (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with an affiliated entity (including a successor to the Company), such transfer shall not constitute a Termination Date for purposes of this Agreement so long as the events described in 3(d)(i)-(iii) have not occurred.

4. Payments and Benefits. Subject to the terms and conditions of this Agreement, if the Executive’s employment is terminated during the Term of this Agreement (A) by the

Company for a reason other than for Cause or (B) by the Executive for Good Reason, the Executive shall be entitled to:

(a)	a severance payment equal to one times the Executive’s annual base salary in effect immediately prior to the Termination Date to be paid in equal installments on the dates corresponding to the Company’s standard payroll practices;

(b)	a pro rata portion of any discretionary bonuses to which the Executive would have been entitled had he continued in the employ of the Company through the last day of the fiscal year in which the Termination Date occurs, pro-rated for the number of days during the fiscal year that the Executive was employed prior to the Termination Date; provided, however, that such payment shall be made only if and to the extent applicable performance measures for payment of such bonuses have actually been met;

(c)	each then-outstanding and vested stock options and other Executive owned equity of the Company granted or otherwise made available to the Executive by the Company shall be treated in accordance with the terms of the Atkore International Group Inc. Stock Incentive Plan;

(d)	if the Employee elects group health continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to pay the Company portion to continue coverage for the Employee and any electing dependents of the Employee until the earlier of: (a) the end of the applicable severance pay period; or (b) such date that the Employee becomes eligible for coverage under another employer health plan, subject to the terms of the Company’s group health plan and applicable law.

For the avoidance of doubt, the Executive shall not be entitled to any benefits under this Agreement if his termination of employment occurs on account of his death, disability, or voluntary resignation (other than for Good Reason). All payments provided under paragraph 4 shall be subject to applicable withholding taxes.

5. Time of Payments. Provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, payments pursuant to subparagraph 4(b) shall be paid no later than December 15th of the fiscal year following the fiscal year in which the Executive’s Termination Date occurs or at such earlier date as may apply in accordance with the following:

(a)	the payments pursuant to subparagraph 4(a) (relating to severance pay) shall commence within 10 days following the later of (i) the Executive’s Termination Date; or (ii) the date on which the conditions of paragraph 7 are satisfied; and

(b)	the payment pursuant to subparagraph 4(b) (relating to discretionary bonuses) shall be made within 10 days after the later of (i) the date that the discretionary bonus would have been paid if the Executive’s Termination Date had not occurred, or (ii) the date on which the conditions of paragraph 7 are satisfied.

Further provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, unless either the Executive has made a valid election to defer receipt of all or any portion of a payment of an equity award described in subparagraph 4(c) in accordance with the terms of a Company nonqualified deferred compensation plan, if any, or the award agreement in respect of any such award provides otherwise, any payment pursuant to subparagraph 4(c) shall be paid no later than the later of (i) the date that is 2 1⁄2 months from the end of the Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2 1⁄2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

Notwithstanding any other provision of this Agreement, if the requirements of paragraph 7 are not satisfied, the Executive shall not be entitled to any payments or benefits under this Agreement

6. Code Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary:

(a)

If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Code Section 409A, the intent of the Parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with the Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)	A termination of employment shall not be deemed to have occurred for the purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following the Executive’s Termination Date unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service.”

(c)	Each payment payable to the Executive under this Agreement on or after the Executive’s Termination Date shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further, is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral exemption thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon the Executive’s termination of employment, in the event the Executive is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following the Executive’s Termination Date will not be paid to the Executive until the date that is six (6) months and one (1) day following the Executive’s Termination Date (or, if earlier, the Executive’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payment otherwise payable to the Executive under this Agreement. Thereafter, the reminder of such payment shall be payable in accordance with this Agreement.

(d)	All expenses or other reimbursements to the Executive under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(e)	Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)	In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(g)	To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

7. Waiver and Release. Executive shall not be entitled to any payments or benefits under this Agreement unless and until the Executive executes and delivers to the Company, within thirty (30) days following the Executive’s Termination Date (or fifty (50) days in the event that 29 CFR 1625.22 requires the Company to provide the Executive forty-five (45) days to consider the release), a valid release and waiver of any and all claims against the Company and its affiliates in a form reasonably acceptable to the Company and the revocation period for such release has expired without written notice of revocation.

8. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, except for the Company COBRA payments in paragraph 4(d) if Executive becomes eligible for health insurance coverage through another employer that is comparable to the COBRA coverage.

9. Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholdings and taxes.

10. Confidential Information. The Company and the Executive covenant and agree that:

(a)	The Company will provide the Executive Confidential Information (as defined below) to permit the Executive to perform the Executive’s duties on behalf of the Company and its affiliates, which will include, among other things, generating additional Confidential Information on behalf of the Company and its affiliates.

(b)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential, all Confidential Information (as defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during the Agreement Term and at all times thereafter, provided, however, if the jurisdiction in which the Company seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of five (5) years following the Executive’s Termination Date; provided, however, that trade secrets shall remain confidential indefinitely.

(c)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive generates or obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(d)	Nothing in the foregoing provision of this paragraph 10 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(e)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets proprietary information or confidential or proprietary methods) concerning the Company and its affiliates (and their customers) which was generated or acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following the Termination Date.

(f)	This paragraph 10 shall not be construed to unreasonably restrict the Executive’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim or breach of this Agreement. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph (f), the matter shall be submitted to the court for decision.

11. Non-Competition and Non-Solicitation. During the term of this Agreement and for a period of 12 months after the Executive’s Termination Date, the Executive covenants and agrees that he shall not, without the express written consent of the Chief Executive Officer of the Company:

(a)	be employed by, serve as a consultant to, or otherwise assist to directly or indirectly provide services to a Competitor (defined below) if; (i) the employment, consulting, assistance or services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Executive BUs and are or will be within the same geographic areas in which the Executive BUs provide products or services; or (ii) the Confidential Information to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this subparagraph (a), services provided by others shall be deemed to have been provided by the Executive if the Executive had material supervisory responsibilities with respect to the provision of such services.

(b)	solicit or attempt to solicit any party who is then, or during the 12-month period prior to the Executive’s Termination Date was, a customer or supplier of the Executive BUs for or with whom the Executive (or the Executive’s subordinates) had Confidential Information or contact on behalf of the Company, provided that the restriction in this subparagraph (b) shall not apply to any activity on behalf of a business that is not a Competitor.

(c)

Executive shall not directly or indirectly: (i) solicit, recruit, induce, attempt to recruit or induce, or encourage any director, officer, manager or employee who is employed by the Company or its affiliates (or was so employed within 90 days prior to Executive’s Termination Date and not involuntarily terminated for any reason other than Cause) to leave their employment with the Company; (ii) hire, retain or otherwise work with any employee who has left the employment of the Company or an affiliate of the Company after the Termination Date if hiring such former employee is proposed to occur within the non-compete term and the employee would perform the same or essentially the same job responsibilities as he/she performed for the Company; (ii) assist or aid any other person, firm, corporation or other entity in identifying or hiring any Company employees or (d) provide or pass along to any Company employee any information regarding potential jobs opportunities outside of the Company, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications.

(d)	directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or other recognized national stock exchange that is passive in nature).

The term “Competitor” means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which manufactures, markets or provides the same or substantially similar products or services as the Executive BUs or any of its affiliates during the 12-month period prior to the Executive’s Termination Date. Upon the written request of the Executive, the Company’s Chief Executive Officer will determine whether a business or other entity constitutes a “Competitor” for purposes of this paragraph 11 and may require the Executive to provide such information as the Chief Executive Officer determines to be necessary to make such determination. The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Chief Executive Officer may determine.

12. Non-Disparagement. The Executive covenants and agrees that, while he is employed by the Company, and after his Termination Date, he shall not make any false, defamatory or disparaging statements about the Company, its affiliates, or the officers or directors of the Company or its affiliates that are reasonably likely to cause material damage to the Company, its affiliates, or the officers or directors of the Company or its affiliates. While the Executive is employed by the Company, and after the Termination Date, the Company agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates in their external communications shall make any false, defamatory or disparaging statement about the Executive that are reasonably likely to cause material damage to the Executive. Nothing in this paragraph 12 shall preclude the Executive or the Company from making truthful statements required by applicable law, regulation or legal process.

13. Reasonable Scope and Duration. The Executive acknowledges that the restrictions in paragraphs 10, 11 and 12 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company and its affiliates, that the benefits provided under the Agreement are full and fair compensation for these covenants and that these covenants do not impair the Executive’s ability to be employed in other areas of his expertise and experience. Specifically, the Executive acknowledges the reasonableness of the geographic scope of these covenants by reason of the customer base and prospective customer base and activities of the Company and its affiliates, the widespread domestic and international scope of the Executive’s contacts created during his employment with the Company, the domestic and international scope of the Executive’s responsibilities while employed by the Company and his access to marketing strategies of the Company and its affiliates. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Executive’s breach of any such covenant, the term of the covenant shall be extended for a period equal to the period that the breach continues.

14. Equitable Relief. The Executive agrees that any violation by the Executive of any covenant in paragraph 10, 11, or 12 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Executive agrees that the Company shall be entitled, as a matter of right, to a temporary preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, for any court of competent jurisdiction, restraining any further violations by the Executive. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants.

15. Non-alienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

16. Amendment. This Agreement may be amended or canceled only by mutual agreement of the Parties in writing. So long as the Executive lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

17. Applicable Law. The provisions of this Agreement shall be construed in accordance with and governed by applicable federal laws and, to the extent not preempted thereby or inconsistent therewith, the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

18. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

19. Obligation of Company. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment or to terminate the Executive’s employment. Nothing in this Agreement shall be construed to provide to the Executive any rights upon termination of the Executive’s employment with the Company other than as specifically described in paragraph 4. If the Executive’s employment is terminated the Executive’s benefits under any Company benefit plans, other than a severance plan, shall be determined in accordance with the applicable retirement, insurance and other programs of the Company as may then be in effect.

20. Waiver of Breach. No waiver by any Party hereto of a breach of any provision of this Agreement or of compliance with any condition or provision of this Agreement to be performed by such other Party will operate or be construed as a waiver of any subsequent breach. The failure of any Party hereto to take any action by reason of such beach will not deprive such Party of the right to take action at any time while such breach continues.

21. Successors, Assumption of Contract. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

22. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail: or

(c)	in the case of facsimile, the date upon which the transmitting Party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Atkore International Inc.

Attn: General Counsel & Vice President Human Resources

to the Executive:

or to the Executive at the Executive’s most recent address on file with the Company.

Each Party, by written notice furnished to the other Party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

23. Exclusive Jurisdiction and Venue. Any suit, claim or other legal proceeding arising out of or related to this Agreement in any way must be brought in a federal or state court located in Cook County, Illinois, and the Company and the Executive hereby consent to the exclusive jurisdiction of such court for such purpose. The Company and the Executive irrevocably consent and submit to the jurisdiction of such court(s) for the purposes of any such suit, claim or other legal proceeding.

24. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

25. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the Parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

26. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

EXECUTIVE	ATKORE INTERNATIONAL, INC.

/s/ William E. Waltz	/s/ John P. Williamson
William E. Waltz	By: John P. Williamson Title: Chief Executive Officer

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